Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 3 to Registration Statement (No. 333-266108) and Prospectus on Form S-1 of Revelation Biosciences, Inc. of our report (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) dated April 15, 2022, relating to the financial statements of Revelation Biosciences Inc., as of and for the year ended December 31, 2021 appearing in this Registration Statement and Prospectus.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Baker Tilly US, LLP

San Diego, CA

July 25, 2022